Exhibit 99.1

[XL Capital Logo Omitted]

XL Capital Ltd
XL House
One Bermudiana Road
P. O. Box HM 2245
Hamilton HM JX
Bermuda

Phone:  (441) 292-8515
Fax: (441) 292-5280
Press Release

IMMEDIATE

Contact:                 David Radulski    Roger R. Scotton
Investor Relations                                     Media Relations
(441) 294-7460    (441) 294-7165

XL Capital Ltd Announces Executive Appointments

HAMILTON, Bermuda, July 12 -- XL Capital Ltd (NYSE:XL) ("XL" or the "Company") has announced three executive appointments. Mr. Michael C. Lobdell, a former Managing Director of New York-based JPMorganChase, will join the Company in September to serve as Chief Executive - Global Business Services. He will be responsible for overall execution and service delivery across the XL group of companies. He will also oversee infrastructure and project management, including IT systems and technology, procurement, real estate, facilities, outsourcing and offshoring.

During his 28-year career with JPMorganChase (originally J.P. Morgan), Mr. Lobdell held numerous leadership positions, including Senior Partner of the global financial services firm's Mergers & Acquisitions Group, Managing Director and Chief Operating Officer of Global Investment Banking, Chairman of JPMorgan North American Investment Banking Management Committee, Head of Risk Technology Operations for Europe, and, most recently, Managing Director and Head of Chase Middle Market Treasury Service Integration Project. In this role, he led a program to define strategy and implement an integrated business model for JPMorganChase's delivery of banking products and services to middle market clients.

Mr. Lobdell is currently a Director of the New York City Investment Fund and Vice Chairman of the Board of Trustees of Westminster School in Simsbury, Connecticut.

Mr. Lobdell will be a member of XL's newly formed Office of the Chief Executive Officer (OCEO), which was created to provide XL with a focused, enterprise-wide management framework to better leverage strategic opportunities and execute business priorities. The OCEO also includes XL's Chief Financial Officer Jerry de St. Paer, Chief Investment Officer (designate) Sarah E. Street, Chief Operating Officer Henry C.V. Keeling, and Chief of Staff Fiona E. Luck.

Additionally, XL announced the promotion of Ms. Kirstin Romann Gould to the newly formed position of General Counsel, Corporate Affairs. She will also continue in her current role as the Company's Corporate Secretary.

Ms. Gould joined XL in early 2000 as Associate General Counsel and was named Chief Corporate Legal Officer and Secretary of the Company in 2004. Prior to joining XL, Ms. Gould was associated with the law firms of Clifford Chance and Dewey Ballantine in New York and London.

XL also announced the promotion of Ms. Celia R. Brown to the position of Head of Global Human Resources. This appointment follows the announcement by Mr. Tony Beale, current Head of Global Human Resources, of his plans to retire from the Company later this year.

Ms. Brown has served XL and its predecessor companies for nearly 18 years in numerous capacities, including Associate General Counsel, Corporate Secretary and Head of Human Resources for NAC Re Corp, and Chief Administrative Officer for XL America and for the Insurance segment. Previously she was a corporate attorney at JWT Group, Inc.

Both Ms. Gould and Ms. Brown will report to XL's Chief of Staff, Fiona Luck.

XL President and Chief Executive Officer, Brian M. O'Hara, said: "It is a pleasure to have Michael ("Spike") Lobdell join XL. His impressive background in the financial services industry, coupled with his strong knowledge and experience in operational transformation, are a winning combination for XL. I am equally pleased to announce the promotions of Kirstin Gould and Celia Brown. XL is very committed to the growth and development of our key talent, and we are confident that Kirstin and Celia will serve the Company well in these important leadership positions. I also express my personal thanks to Tony Beale for his important contributions as our first leader of Global Human Resources, and I wish him well in his retirement."

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2006, XL Capital Ltd had consolidated assets of approximately $58.8 billion and consolidated shareholders' equity of approximately $8.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.